EXHIBIT 5.1

October 28, 2003

The PMI Group, Inc.,

    3003 Oak Road,

        Walnut Creek, California 94597.

Ladies and Gentlemen:

In connection with the registration pursuant to Rule 462(b) under the Securities Act of 1933 (the “Act”) by The PMI Group, Inc., a Delaware corporation (the “Company”), of Hybrid Income Term Security Units (the “Units”) of the Company, each Unit initially consisting of (a) a stock purchase contract (each, a “Purchase Contract”) under which the holder will agree to purchase from the Company a specified number of newly issued shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Units Common Shares”) and (b) $25 principal amount of the Company’s senior notes (the “Notes” and together with the Purchase Contracts and the Units Common Shares, the “Securities”) and the stock purchase rights related to the Units Common Shares (the “Rights”) to be issued pursuant to the Agreement, dated as of January 26, 1998, between the Company and Mellon Investor Services LLC (successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the “Rights Agent”), we, as

your counsel, have examined such corporate records, certificates and other documents, including the resolutions of the Company’s Board of Directors and the Pricing Committee thereof authorizing the issuance of the Securities (the “Resolutions”), and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. This opinion is in addition to our opinion that was filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 (File No. 333-107747) (the “Initial Registration Statement”), which Initial Registration Statement is incorporated by reference into the registration statement relating to the Securities and the Rights (the “Registration Statement”) pursuant to Rule 462(b) under the Act.

Upon the basis of such examination, we advise you that, in our opinion:

(1)	Units. When the Units, Purchase Contracts and Notes have been duly issued and sold as contemplated in the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted in the Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Units, Purchase Contracts and Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Units Common

Shares, when duly issued pursuant to the terms and conditions of the Purchase Contracts, will be validly issued, fully paid and nonassessable.

(2)	Rights. Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Unit Common Shares have been validly issued pursuant to the terms and conditions of the Purchase Contracts, the Rights attributable to the Unit Common Shares will be validly issued.

In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed, without independent verification, that the governing documents under which the Securities are to be issued will have been duly authorized, executed and delivered by all parties thereto other than the Company and that the signatures on documents examined by us are genuine. Finally, we have assumed that the authority granted in the Resolutions will remain in effect at all relevant times.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Securities or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Validity of Securities” in the Prospectus and “Validity of Securities” in the Prospectus Supplement

relating to the Units and “Validity of Common Stock” in the Prospectus Supplement relating to the Company’s Common Stock. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    SULLIVAN & CROMWELL LLP

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